CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com
804-418-7745

For Immediate Release
Monday, November 9, 2020

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES THIRD QUARTER 2020 RESULTS

Highlights from Continuing Operations
•Revenue in Q3 2020 decreased 26% compared to Q3 2019 due primarily to greater than anticipated challenges arising from the implementation of a new enterprise resource planning (ERP) system in the US and also to unanticipated constraints in the transportation industry.
•In the US Consumer market, while unprecedented demand continued, timing of revenue is expected to shift to Q4 2020 as the cutover to the new ERP system temporarily reduced shipping capabilities.
•Sales volumes in the International Consumer and Global Commercial markets decreased as expected due to pandemic-driven demand softness. Sales volumes in the Canada Consumer market increased as expected.
•An unprecedented surge in demand for small kitchen appliances continues and the Company entered Q4 2020 well positioned to meet customer needs with a significant backlog, strong order pipeline for the holiday selling season and the necessary inventory to fill orders. Strong demand is expected to continue into Q1 2021.
•For the second half of 2020, total revenue is expected to be in line with the second half of 2019 and operating profit is expected to increase approximately 20%.
•Net debt at September 30, 2020 decreased to $69.6 million compared to $78.6 million at September 30, 2019 due to improved net working capital.

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced results for the third quarter of 2020.

Third Quarter 2020 Compared to Third Quarter 2019 - Continuing Operations
    Net loss was $2.0 million, or $0.15 per diluted share, compared to net income of $0.6 million, or $0.04 per diluted share.
Revenue was $110.5 million compared to $149.5 million. As expected, sales volumes in the International Consumer and Global Commercial markets decreased as a result of pandemic-driven demand softness. Also as expected, sales volumes in the Canada Consumer market increased.
In the US Consumer market, while unprecedented demand continued, sales volumes were lower than expected primarily due to timing of revenue that is expected to shift to the fourth quarter of 2020 as the result of greater than expected challenges arising from the implementation of a new enterprise resource planning (ERP) system. The cutover to the new ERP system temporarily reduced shipping capabilities at the Company’s US distribution center. Shipping capabilities also were adversely affected by unanticipated constraints in the transportation industry.
Shipping challenges related to the ERP implementation have been resolved, while shipping and transportation congestion persist for the Company and its customers. The Company has enhanced its shipping capabilities by adding warehouse personnel and lift equipment, extending shifts and augmenting capacity with temporary third-party facilities. The Company also has been able to convert some of the order volume with its largest retail customers to direct import to further ease the strain on its shipping capabilities.
Strong demand for small kitchen appliances during the pandemic continues and the Company entered the fourth quarter well positioned to meet customer needs with a significant backlog, strong order pipeline for the holiday selling season and the necessary inventory levels to fill orders. The Company has significantly increased the in-stock levels at its largest customers and sell-through rates at retail are in line with the market.
Operating loss was $2.4 million compared to operating profit of $4.4 million. Gross profit margin increased to 21.5% compared to 20.7% despite the significantly lower sales volume. Selling, general and administrative expenses decreased to $25.8 million compared to $26.2 million.
Net debt at September 30, 2020 was $69.6 million compared to $78.6 million at September 30, 2019, primarily as a result of improved net working capital. Use of cash before financing activities was $8.8. million for the nine months ended September 30, 2020 compared to a use of $27.3 million at September 30, 2019, reflecting in both years the normal inventory build for the holiday selling season. There were no share repurchases during the third quarter.

Outlook
During the time since the COVID-19 global pandemic began, the Company's focus has been on the safety and health of its employees, serving customers and consumers, and moving the business forward. Hamilton Beach Brands is a leader in an industry that is providing essential products during the pandemic.
Unprecedented demand in the US and Canada continues as homebound consumers engage in more than usual meal and beverage preparation during the pandemic. The retail business in Mexico and Latin America is slowly rebounding. Commercial customers in the food service and hospitality industries are beginning to order again as they adjust to the new world created by the global pandemic.
The Company’s leading portfolio of consumer preferred brands and products, which ranges from value to luxury and covers more than 50 categories, is a key competitive advantage. The Company's strong capabilities in the growing ecommerce channel, its global infrastructure and team members, and its diversified retailer relationships have positioned the Company well to meet the demand surge for small kitchen appliances. The Company's third-party manufacturers have been agile in responding to the elevated demand.
Hamilton Beach Brands has introduced more than 50 new products this year and expects to introduce approximately 100 more new products over the next 24 months. Even with employees working remotely, the Company's new product development process is working well. Placements for the holiday-selling season are strong, including many new products.
While the impact of the ERP implementation on third-quarter 2020 results was disappointing, the related shipping hurdles have been resolved and the Company expects to benefit in future years from the conversion to a more efficient and secure system. A significant amount of the Q3 2020 revenue shortfall is expected to shift into the Q4 2020 as the Company focuses on maximizing its shipment capabilities to capture as much of the market demand as possible. Based on early fourth quarter results, shipments are ahead of last year.
Based on its current outlook, the Company expects total revenue for the second half of 2020 to be in line with last year’s second half and operating profit to increase approximately 20%. Any interruptions in shipping caused by a further challenged transportation industry or unexpected ERP complications, while not anticipated, could cause results to fall short of expectations.
The Company's goal continues to be to exceed $20 million in cash flow before financing activities for the full year 2020, while timing of some accounts receivable collections could move into Q1 2021 due to timing of revenue expected to shift from Q3 2020 to Q4 2020, which will be determined as the fourth quarter unfolds. The Company continues to effectively manage discretionary spending and net working capital.
Visibility into 2021 beyond the expectation of continuing to meet strong demand in the first quarter is limited, so the Company is deferring any outlook for the full-year 2021 to a later time.
Hamilton Beach Brands business is seasonal and much of its revenue and operating profit is earned in the second half of the year when sales of small kitchen appliances to retailers and consumers increase significantly during the holiday-selling season. For the past five years, on average, 60% of revenue and 85% of operating profit have been earned in the second half of the year.

Conference Call
    The Company will conduct an earnings conference call and webcast on Tuesday, November 10, 2020 at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 227-5844 (Toll Free) or (647) 689-4071 (International), Conference ID: 4945038. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
    Hamilton Beach Brands Holding Company is a holding company for Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars and hotels. The Company’s consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach® Professional, Weston® field-to-table and farm-to-table food preparation equipment, TrueAir® air purifiers, and BrightlineTM personal care products. Hamilton Beach licenses the brands for Wolf Gourmet® countertop appliances and CHI® premium garment care products. Hamilton Beach markets the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. For more information about Hamilton Beach Brands Holding Company, visit the Company’s website at www.hamiltonbeachbrands.com.

Forward-Looking Statements
    The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to ship products to meet the anticipated increase in demand, (2) the Company’s ability to successfully manage the anticipated transportation constraints, (3) the unpredictable nature of the COVID-19 pandemic and its potential impact on our business; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (6) bankruptcy of or loss of major retail customers or suppliers, (7) changes in costs, including transportation costs, of sourced products, (8) delays in delivery of sourced products, (9) changes in or unavailability of quality or cost effective suppliers, (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which HBB buys, operates and/or sells products, (11) the impact of tariffs on customer purchasing patterns, (12) product liability, regulatory actions or other litigation, warranty claims or returns of products, (13) customer acceptance of, changes in costs of, or delays in the development of new products, (14) increased competition, including consolidation within the industry, (15) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) risks associated with the wind down of KC including unexpected costs, contingent liabilities and the potential disruption of our other businesses, (18) the result of shareholder or governmental actions relating to the restatement of our financial statements and accounting and legal fees that we may incur in connection with the restatement, (19) our ability to successfully remediate the material weaknesses in our internal control over financial reporting disclosed in Form 10-K/A within the time periods and in the manner currently anticipated, additional material weaknesses or other deficiencies that may arise in the future or our ability to maintain an effective system of internal controls, (20) difficulties arising as a result of our implementation of an enterprise resource planning system in the US, and (21) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K/A for the year ended December 31, 2019 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Furthermore, the situation surrounding COVID-19 remains fluid and the potential for a material impact on the Company’s results of operations, financial condition, liquidity, and stock price increases the longer the virus impacts activity levels in the United States and globally. For this reason, the Company cannot reasonably estimate with any degree of certainty the future impact COVID-19 may have on its results of operations, financial position, liquidity and stock price. The extent of any impact will depend on the extent of new outbreaks, the extent to which new shutdowns may be needed, the nature of government public health guidelines and the public’s adherence to those guidelines, the impact of government economic relief on the US economy, unemployment levels, the success of businesses reopening fully, the timing for proven treatments and vaccines for COVID-19, consumer confidence and demand for our products.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
		As Restated and Recast		As Restated and Recast
	2020	2019	2020	2019
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$110,549	$149,508	$369,692	$407,216
Cost of sales	86,801	118,562	285,650	321,061
Gross profit	23,748	30,946	84,042	86,155
Selling, general and administrative expenses	25,830	26,162	74,078	77,385
Amortization of intangible assets	323	345	971	1,036
Operating (loss) profit	(2,405)	4,439	8,993	7,734
Interest expense, net	339	756	1,308	2,208
Other expense (income), net	92	681	1,601	352
Income (loss) from continuing operations before income taxes	(2,836)	3,002	6,084	5,174
Income tax expense (benefit)	(826)	2,449	1,383	3,385
Net income (loss) from continuing operations	(2,010)	553	4,701	1,789
Income (loss) from discontinued operations, net of tax	—	(2,753)	22,561	(7,992)
Net income (loss)	$(2,010)	$(2,200)	$27,262	$(6,203)

Basic and diluted earnings (loss) per share:
Continuing operations	$(0.15)	$0.04	$0.34	$0.13
Discontinued operations	—	(0.20)	1.65	(0.58)
Basic and diluted earnings (loss) per share	$(0.15)	$(0.16)	$1.99	$(0.45)

Basic weighted average shares outstanding	13,670	13,579	13,646	13,726
Diluted weighted average shares outstanding	13,686	13,595	13,667	13,731

HAMILTON BEACH BRANDS HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

		As Restated	As Restated and Recast
	SEPTEMBER 30 2020	DECEMBER 31 2019	SEPTEMBER 30 2019
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$858	$2,142	$1,559
Trade receivables, net	98,062	108,381	103,091
Inventory	203,369	109,806	161,043
Prepaid expenses and other current assets	14,483	11,345	14,086
Current assets of discontinued operations	—	5,383	22,830
Total current assets	316,772	237,057	302,609
Property, plant and equipment, net	23,412	22,324	22,193
Goodwill	6,253	6,253	6,253
Other intangible assets, net	2,170	3,141	3,483
Deferred income taxes	6,078	6,248	5,640
Deferred costs	11,852	10,941	8,804
Other non-current assets	2,842	2,085	1,553
Non-current assets of discontinued operations	—	614	1,744
Total assets	369,379	$288,663	$352,279
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$187,296	$111,348	$140,011
Accounts payable to NACCO Industries, Inc.	496	496	220
Revolving credit agreements	70,413	23,497	50,152
Accrued compensation	14,294	15,027	14,650
Accrued product returns	6,575	8,697	8,266
Other current liabilities	17,338	12,534	25,880
Current liabilities of discontinued operations	—	29,723	24,713
Total current liabilities	296,412	201,322	263,892
Revolving credit agreements	—	35,000	30,000
Other long-term liabilities	12,567	16,075	14,258
Non-current liabilities of discontinued operations	—	—	1,585
Total liabilities	308,979	252,397	309,735
Stockholders' equity
Class A Common stock	100	98	95
Class B Common stock	41	41	44
Capital in excess of par value	58,225	54,509	54,143
Treasury stock	(5,960)	(5,960)	(5,960)
Retained earnings	27,219	3,710	12,231
Accumulated other comprehensive loss	(19,225)	(16,132)	(18,009)
Total stockholders' equity	60,400	36,266	42,544
Total liabilities and stockholders' equity	$369,379	$288,663	$352,279

HAMILTON BEACH BRANDS HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30
		As Restated and Recast
	2020	2019
	(In thousands)
Operating activities
Net income (loss) from continuing operations	$4,701	$1,789
Adjustments to reconcile net income (loss) from continuing operations to net cash used for operating activities:
Depreciation and amortization	2,469	2,813
Deferred income taxes	342	3,018
Stock compensation expense	3,722	2,430
Other	(113)	98
Net changes in operating assets and liabilities:
Affiliate payable	—	(2,196)
Trade receivables	7,567	(6,097)
Inventory	(95,684)	(38,662)
Other assets	(2,749)	(1,150)
Accounts payable	76,035	21,430
Other liabilities	(2,021)	(7,613)
Net cash provided by (used for) operating activities from continuing operations	(5,731)	(24,140)
Investing activities
Expenditures for property, plant and equipment	(2,596)	(3,156)
Other	(500)	—
Net cash provided by (used for) investing activities from continuing operations	(3,096)	(3,156)
Financing activities
Net additions to revolving credit agreements	11,946	33,524
Purchase of treasury stock	—	(5,960)
Cash dividends paid	(3,753)	(3,634)
Net cash provided by (used for) financing activities from continuing operations	8,193	23,930
Cash flows from discontinued operations
Net cash provided by (used for) operating activities from discontinued operations	(6,193)	(10,959)
Net cash provided by (used for) investing activities from discontinued operations	6	(112)
Net cash provided by (used for) financing activities from discontinued operations	—	9,550
Cash provided by (used for) discontinued operations	(6,187)	(1,521)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,490	401
Cash, cash equivalents and restricted cash
Increase (decrease) for the period from continuing operations	856	(2,965)
Decrease for the period from discontinued operations	(6,187)	(1,521)
Balance at the beginning of the period	7,164	6,352
Balance at the end of the period	$1,833	$1,866

Reconciliation of cash, cash equivalents and restricted cash
Continuing operations:
Cash and cash equivalents	$858	$1,559
Restricted cash included in prepaid expenses and other current assets	198	—
Restricted cash included in other non-current assets	777	—
Cash and cash equivalents of discontinued operations	—	307
Total cash, cash equivalents, and restricted cash	$1,833	$1,866